Exhibit (q)(2)

PYXIS FUNDS II

SECRETARY’S CERTIFICATE

I, Ethan Powell, Secretary of Pyxis Funds II (the “Trust”), hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting duly called and held on February 18, 2011 at which a quorum was present and acting throughout:

Approval of Power of Attorney

RESOLVED, that R. Joseph Dougherty, Ethan Powell, and Brian Mitts be, and each of them hereby is, authorized to execute and sign on behalf of the Board of Trustees of GE Funds (the “Trust”) and on behalf of the appropriate officers of the Trust, all amendments and supplements to the Trust’s Registration Statement on Form N-1A.

/s/ Ethan Powell
Ethan Powell
Secretary of the Trust

Dated: January 24, 2013